Exhibit 10.1
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), is dated as of November 20, 2011, by and among Transatlantic Holdings, Inc. (“Transatlantic”) and the stockholders of Alleghany Corporation (“Alleghany”) listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement as of the date hereof.
WITNESSETH:
     WHEREAS, Alleghany, Shoreline Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Alleghany (“Merger Sub”) and Transatlantic entered into an Agreement and Plan of Merger, dated as of November 20, 2011 (the “Merger Agreement”), providing for, among other things, the merger of Transatlantic with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger; and
     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Alleghany Common Stock set forth on Exhibit A hereto (together with such additional shares of Alleghany Common Stock or other voting capital stock of Alleghany as become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1 or Section 4.4, the “Owned Shares”), which shares set forth on Exhibit A collectively represent approximately [•]% of the voting power of the outstanding capital stock of Alleghany (as calculated with respect to the Alleghany Requisite Stockholder Vote); and
     WHEREAS, as a condition to Transatlantic’s willingness to enter into and perform its obligations under the Merger Agreement, Transatlantic has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Agreement to Vote; Irrevocable Proxy.
          1.1 Agreement to Vote. Each Stockholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Alleghany Requisite Stockholder Vote has been obtained and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the stockholders of Alleghany at which the approval of the Stock Issuance is to be voted upon, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), to the extent entitled to vote thereon, all of its Owned Shares at such time (a) in favor of approval of the Stock Issuance and (b) against any Alleghany Acquisition Proposal and against any action or agreement that would reasonably be expected to materially impair the ability of Alleghany or Merger Sub to complete the Merger, or that would otherwise reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger. Notwithstanding anything herein to the contrary this Section 1.1 shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Owned Shares (1) in the manner specified in clauses (a) or (b) of this Section 1.1 above to the extent that the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that (x) increases the amount or changes the form of the consideration to the stockholder of Transatlantic or (y) is otherwise materially adverse to the Stockholders (either directly or indirectly through Alleghany or Merger Sub); or (2) to amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clauses (1)(x) and/or (1)(y).
          1.2 Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Transatlantic as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law, but for the avoidance of doubt shall be deemed terminated and released with respect to any shares sold or transferred on or after the date hereof in compliance with Section 4.1 or Section 4.4) to vote all such Stockholder’s Owned Shares in favor of the Stock Issuance. Upon Transatlantic’s reasonable request, each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. The proxy granted by each Stockholder in this Section 1.2 shall remain valid until the earlier of (i) the time that the Alleghany Requisite Stockholder Vote has been obtained or (ii) the termination of this Agreement in accordance with Section 5.1, in each case immediately upon which each such proxy shall automatically terminate without any further action required by any person.
          1.3 Other Voting Rights. Except as specifically set forth in this Agreement, each Stockholder will continue to hold and shall have the right to exercise all voting rights related to such Stockholder’s Owned Shares.
     2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Transatlantic as follows:
          2.1 Power; Due Authorization; Binding Agreement. Such Stockholder has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          2.2 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Exhibit A hereto are owned beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests other than any restrictions existing under the Organizational Documents of Alleghany. Other than proxies and restrictions in favor of Transatlantic pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, or the “blue sky” laws of the various states of the United States, and any restrictions contained in the Organizational Documents of Alleghany, as of the date hereof such Stockholder has, and at any stockholder meeting of Alleghany held during the term of this Agreement to approve the Stock Issuance, such Stockholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer of any Owned Shares), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the then Owned Shares of such Stockholder.
          2.3 Acknowledgment. Such Stockholder understands and acknowledges that Transatlantic is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
     3. Representations and Warranties of Transatlantic. Transatlantic hereby represents and warrants to each of the Stockholders that Transatlantic has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Transatlantic of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Transatlantic, and no other proceedings on the part of Transatlantic are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transatlantic and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Transatlantic, subject to the Bankruptcy and Equity Exception.
     4. Certain Covenants of the Stockholders.
          4.1 Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, except as permitted by Section 4.4, from the date hereof until the earlier of (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Alleghany Requisite Stockholder Vote has been obtained, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares of such Stockholder (any such action, a “Transfer”), (b) grant any proxies or powers of attorney with respect to the Owned Shares of such Stockholder, deposit any such Owned Shares into a voting trust or enter into a voting agreement with respect to any such Owned Shares, in each case with respect to any vote on the approval of the Stock Issuance or any other matters set forth in Section 1.1 of this Agreement (other than a proxy to Transatlantic as set forth in Section 1.2), (c) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions during the term of this Agreement. Each Stockholder agrees that any violation of the foregoing sentence by such Stockholder may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by applicable Law, take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this

Agreement, which shall continue in full force and effect until valid termination of this Agreement.
          4.2 No Limitations on Actions. The parties hereto acknowledge that each Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Stockholder, or any affiliate, trustee, beneficiary, settlor, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of Alleghany (or any subsidiary of Alleghany).
          4.3 Further Assurances. From time to time, at the request of Transatlantic and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Transatlantic to publish and disclose in any public announcement, disclosure required by the SEC or applicable Law or the Joint Proxy Statement/Prospectus, such Stockholder’s identity and ownership of the Owned Shares, the nature of such Stockholder’s obligations under this Agreement and any other information regarding the terms of this Agreement that Transatlantic reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement.
          4.4 Permitted Transfers. Any Stockholder that Transfers any Owned Shares to a Permitted Transferee (as defined herein) or any Affiliate of such Stockholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall cause each such Potential Transferee to (i) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Stockholder” pursuant to this Agreement with respect to such Transferred Owned Shares and (ii) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit B. Permitted Transferee means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clauses (A) or (B), (E) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Owned Shares to Potential Transferees made pursuant to this Section 4.4 shall not be a breach of this Agreement.
     5. Miscellaneous.
          5.1 Termination of this Agreement. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) any withdrawal or modification of, or any amendment to, the Transatlantic Board Recommendation by the Transatlantic Board in a manner adverse to Alleghany; (iv) any withdrawal or modification of, or any amendment to, the

Alleghany Board Recommendation by the Alleghany Board in a manner adverse to the transactions contemplated by the Merger Agreement (v) the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) increases the amount or changes the form of the consideration to the stockholder of Transatlantic or (y) is otherwise materially adverse to the Stockholders (either directly or indirectly through Alleghany or Merger Sub); and (v) the End Date (as defined in the Merger Agreement as in effect on the date hereof and without giving effect to any extension by the mutual agreement of Alleghany and Transatlantic).
          5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article 5, including Section 5.11, shall survive any such termination.
          5.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Other than as permitted in Section 4.4, this Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.
          5.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
          5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 5.5 by the party to receive such notice:
          If to a Stockholder, to the address and facsimile set forth opposite such Stockholder’s name on Exhibit B attached hereto with copies in any case to:
Alleghany Corporation
7 Times Square Tower
New York, New York 10036
Phone: (212) 752-1356
Facsimile: (212) 759-8149
Attention: General Counsel

-and-
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn.: Edward D. Herlihy, Esq.
            David E. Shapiro, Esq.
Facsimile: (212) 403-2000
     If to Transatlantic:
Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Phone: (212) 365-2200
Facsimile: (212) 365-2360
Attention: General Counsel
     with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Phone: (212) 351-4000
Facsimile: (212) 351-4035
Attention: Lois Herzeca, Esq.
          5.6 Governing Law; Venue; Waiver of Jury Trial.
          (a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
          (b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.6(c).
          5.7 Specific Performance. The parties agree that, in the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the parties would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each of the parties agrees that the parties to this Agreement shall be entitled (in addition to any other remedy to which they are entitled at law or in equity) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each of the parties further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
          5.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.
          5.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          5.11 Non-Recourse.
          (a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.
          (b) Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations each Stockholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Stockholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

TRANSATLANTIC HOLDINGS, INC.
By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

STOCKHOLDERS:
By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

EXHIBIT A
ALLEGHANY STOCK OWNERSHIP

EXHIBIT B
STOCKHOLDERS’ CONTACT INFORMATION